Exhibit 99.1

 Ventas Reports 2021 Third Quarter Results

CHICAGO--(BUSINESS WIRE)--November 5, 2021--Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) today reported results for the third quarter ended September 30, 2021.

“Ventas’s high-quality diversified portfolio demonstrated strength in the third quarter of 2021 despite the challenges of COVID-19 and a tight labor market. We are pleased with the growth in our life science, medical office and healthcare triple net portfolios. We are also seeing sustained demand and revenue growth in our senior housing communities, with third quarter average occupancy up 230 basis points sequentially and eight consecutive months of occupancy growth through October,” said Debra A. Cafaro, Ventas Chairman and CEO.

“We continue to drive growth through $3.7 billion of completed and announced strategic investments in 2021, including our recent acquisition of 103 independent living communities owned by New Senior for a purchase price of $2.3 billion and the development of a $0.5 billion life science project anchored by University of California, Davis. We are committed to expanding our senior living, life science and medical office footprints through relationship-driven investments that enhance our portfolio and drive returns.

“Looking ahead, we are excited for the future of Ventas and expect a robust recovery in senior housing as we also capture the benefits of our completed investments and execute on our external growth opportunities,” Cafaro concluded.

Third Quarter 2021 Results

For the third quarter 2021, reported per share results were:

	Quarter Ended September 30
	2021	2020	$ Change	% Change
Net Income (Loss) Attributable to Common Stockholders	$0.16	$0.03	$0.13	433%
Nareit FFO Attributable to Common Stockholders (“Nareit FFO”)*	$0.58	$0.65	($0.07)	(11%)
Normalized FFO Attributable to Common Stockholders (“Normalized FFO”)*	$0.73	$0.75	($0.02)	(3%)

* This is a non-GAAP financial measure. Refer to the Non-GAAP Financial Measures Reconciliation tables at the end of this press release for additional information and a reconciliation to the most directly comparable GAAP measure.

Third Quarter 2021 Property Results

		3Q21 vs. 3Q20 (Quarterly Pools) Year-Over-Year Same-Store Cash Net Operating Income (“NOI”)* Growth
	Assets	% Change	% Change (ex. BKD Cons)[1]
SHOP	306	(12.7%)	(12.7%)
NNN	338	(54.7%)	(0.8%)
Office	335	4.2%	4.2%
Total Company	979	(32.4%)	(3.0%)

		3Q21 vs. 2Q21 (Sequential Pools) Sequential Same-Store Cash NOI* Growth
	Assets	% Change
SHOP	322	(3.4%)
NNN	340	0.5%
Office[2]	335	(7.7%)
Total Company[2]	997	(3.5%)

* This is a non-GAAP financial measure. Refer to the Non-GAAP Financial Measures Reconciliation tables at the end of this press release for additional information and a reconciliation to the most directly comparable GAAP measure.

  3Q21 vs. 3Q20 NNN same-store cash NOI growth adjusted to exclude the benefit of $162 million in upfront cash consideration received as part of the Brookdale lease modification agreement in July 2020.
  Office segment benefited from a $12 million lease termination payment in 2Q21. Excluding the impact of this payment, sequential same-store cash NOI growth would have been 1.2% in 3Q21 for the Office segment and (0.4%) for Total Company.

Third Quarter Same-Store Property Results and Latest SHOP Trends

  Company Results
    Sequential same-store third quarter 2021 cash NOI decreased 3.5% and decreased 0.4% excluding the impact of a $12 million cash lease termination fee in the Life Science, R&I portfolio received in the second quarter.
  SHOP (30% of Total Portfolio)
    Sequential Same-Store Pool (322 assets) Performance: Average SHOP occupancy grew 230 basis points to 82.2% in the third quarter versus the second quarter 2021. Approximate spot occupancy increased 183 basis points from June 30 to September 30, led by U.S. SHOP communities. Revenue increased 3.1% in the third quarter due to higher occupancy and stronger pricing versus the second quarter, with RevPOR improving sequentially by 0.3%. Expenses increased 5.4% in the third quarter principally as a result of higher labor costs, which represented approximately half of the increase. Other cost increases included the additional day in the quarter and seasonal repair and maintenance expenses. SHOP sequential same-store cash NOI decreased 3.4% in the third quarter.
    Clinical Trends: SHOP communities continue to experience de minimis confirmed resident cases of COVID-19, with high vaccination rates among residents and staff members. Of Ventas’s SHOP communities, 99% have never reported a resident case or have not reported a new case in the last seven days. Clinics for both the flu vaccine and the COVID-19 booster have begun in Ventas’s senior living communities to further protect residents and employees.
    October Trends: October was the eighth consecutive month of occupancy improvement. Leading indicators including leads and move-ins continued to outperform pre-pandemic levels in October at 109% and 104%, respectively, and followed seasonal patterns.

  NNN Portfolio (36% of Total Portfolio)
    NNN sequential same-store (340 assets) cash NOI increased by 0.5% in the third quarter 2021.
  Office Portfolio (32% of Total Portfolio)
    Office quarterly same-store pool (335 assets) cash NOI increased by 4.2% versus third quarter 2020 driven by contractual escalators, new leasing and parking recovery. Growth in Medical Office was 3.2% and in Life Science, Research & Innovation (“Life Science, R&I”) was 7.1% versus third quarter 2020.
    Office sequential same-store pool (335 assets) cash NOI declined by 7.7% versus second quarter 2021 and increased by 1.2% when excluding the impact of a $12 million cash lease termination fee received in the second quarter 2021.

Capital Allocation and Portfolio Strategy

  Year to date, Ventas has completed or announced $3.7 billion in strategic investments, including $3.1 billion of acquisitions and the $0.5 billion UC Davis life science project. The Company’s current investment priorities are focused on expanding our portfolio of higher-margin senior housing independent living assets in the United States and Canada, growing our Life Science, R&I portfolio and selectively expanding our Medical Office footprint.
    On September 21, 2021, Ventas closed its acquisition of New Senior in an all-stock transaction for a purchase price of $2.3 billion. This accretive transaction added high quality independent living in advantaged markets with positive supply demand fundamentals while building on existing relationships with experienced leading operators at an attractive valuation below replacement cost. The portfolio consists of 103 independent living communities, with 12,404 units and is located across 36 states.
    Ventas commenced a Life Science, R&I development anchored by the University of California, Davis, a premier research institution ranked in the top 5% of universities for both NIH funding and R&D spend. The project will be the first phase of Aggie Square, a planned innovation district located on the University’s Sacramento campus and adjacent to UC Davis Medical Center. Developed with Ventas’s exclusive partner, Wexford Science & Technology, the project is principally laboratory space and related uses that will complement existing activities at the UC Davis Health Science Campus, including health sciences research, product development and manufacturing, academic and commercial research, incubator and accelerator space and shared labs. The development will be 60% pre-leased to UC Davis (Moody’s Aa2) and construction is expected to commence in the first half of 2022. Project costs are expected to approximate $0.5 billion with an expected stabilized cash yield exceeding 6%. The development is one of the pre-identified Life Science, R&I development projects in Ventas’s R&I development partnership with GIC.
    Ventas expanded its relationship with Hawthorn Senior Living through the approximately $180 million acquisition of five independent living and one assisted living communities in Canada. The portfolio consists of five stabilized assets and one lease-up asset. The acquisition price represents a nearly 6% yield on expected stabilized cash NOI and expands Ventas’s presence in the attractive Canadian senior housing sector.
    Ventas completed the $58 million acquisition of Eating Recovery Center, a 102,000 square foot Class A facility located in Plano, Texas. The asset is 100% net leased with 16 years remaining in the lease term. Eating Recovery Center is a national provider of eating disorder treatments and is a leader in this rapidly growing market. The acquisition price represents a 7.2% GAAP yield on expected 2022 NOI.
    Ventas, in connection with its long-standing partner Pacific Medical Buildings (“PMB”), completed a buyout of PMB’s interest in the state-of-the-art, newly developed Sutter Van Ness Medical Office Building. The asset is 92% leased and is connected to Sutter Health’s flagship hospital in an unparalleled location in downtown San Francisco. Ventas now owns 100% of this trophy asset at an all-in basis of $173 million or a 5.9% yield on expected 2022 NOI, representing significant expected value creation.
    Building on and expanding its relationship with Ardent Health Services, Ventas expects to acquire 18 medical office buildings from Ardent comprising 762,000 square feet in a $200 million transaction expected to close in fourth quarter 2021. The portfolio is located in Ardent’s existing markets, over 90% on campus and 100% leased to Ardent with an expected GAAP yield of 5.8%.
    To position the Company’s senior housing portfolio to benefit from the expected cyclical recovery of senior living, Ventas announced the transition of 90 senior living communities to experienced operators who will provide strong local market focus and oversight for the communities. The transitions are underway, with 65 asset transitions completed and the balance expected to be concluded by the end of 2021.

  During and subsequent to the third quarter, the Company continues to enhance the quality of its portfolio through asset sales and to receive repayment of high return, well-structured loans. Year to date through November 3, 2021, the Company has received over $875 million of proceeds and remains on track to meet the previously announced guidance of $1 billion in 2021 dispositions.
    Ventas sold 23 medical office buildings for total consideration of $266 million representing a 5.0% cash yield. Ventas recognized a gain on sale of $113 million in connection with the transactions.
    Ventas sold a triple-net leased senior housing community in Naples, Florida for approximately $100 million. Ventas recognized a gain on sale of $36 million in connection with the transaction.
    As previously announced, in the third quarter, Ventas received full repayment of its investment in $200 million of Ardent 9.75% senior notes due 2026, along with a $15 million prepayment premium, and $66 million of Holiday 9.4% notes due 2025.
    In October, Ventas received full repayment of a $45 million cash pay note bearing 9.5% interest from Brookdale. Ventas originally received the note as part of $235 million of total up-front consideration received in July 2020 as part of mutually beneficial arrangements with Brookdale Senior Living to reset cash rent due to the impact of the pandemic.
    As of November 3, 2021, Ventas has binding agreements to sell $170 million of senior housing and medical office assets expected to close in 2021.

Financial Strength & Liquidity

  As of November 3, 2021, the Company has robust liquidity of $2.2 billion, including $2.5 billion of undrawn revolver capacity, net of $0.5 billion of commercial paper outstanding and including $0.2 billion in cash and cash equivalents on hand.
    For the third quarter 2021, Ventas’s Net Debt to Adjusted Pro Forma EBITDA ratio was 7.2x. The New Senior transaction resulted in an initial 30 basis point leverage increase from 6.9x.
    During and subsequent to the third quarter, the Company received $593 million in gross proceeds under its “at the market” equity offering program, with 10.3 million shares of common stock sold at an average gross price of $57.74 per share.
    As previously announced, on August 16, the Company retired $264 million aggregate principal amount of 3.25% senior notes due August 2022 and, on September 1, the Company retired $400 million aggregate principal amount of 3.125% senior notes due June 2023.
    As of November 3, 2021, the Company has retired $1.1 billion of near-term debt maturities through asset dispositions, loan repayments and other capital sources

Third Quarter Dividend

The Company paid its third quarter 2021 dividend of $0.45 per share on October 14, 2021 to stockholders of record as of October 1, 2021.

Fourth Quarter 2021 Guidance

The Company currently expects to report fourth quarter 2021 Net Income (Loss) Attributable to Common Stockholders, Nareit FFO and Normalized FFO within the following per share ranges:

	4Q21 Guidance
	Per Share
	Low		High

Net Income (Loss) Attributable to Common Stockholders	$0.01	-	$0.05
Nareit FFO*	$0.61	-	$0.65
Normalized FFO*	$0.67	-	$0.71

* This is a non-GAAP financial measure. Refer to the Non-GAAP Financial Measures Reconciliation tables at the end of this press release for additional information and a reconciliation to the most directly comparable GAAP measure

Key assumptions underlying the fourth quarter 2021 guidance include, among other things:

  Average occupancy for fourth quarter 2021 in the same-store SHOP business is expected to increase 80 to 120 basis points sequentially, reflecting continued demand exceeding pre-pandemic levels tempered by typical seasonal trends.
  Revenue for the same-store SHOP business is expected to grow in the fourth quarter as a result of occupancy increases.

  Approximately stable NOI is expected in the Company’s sequential same-store SHOP business in the fourth quarter. At the mid-point of the range, revenue growth is assumed to be offset by increasing operating costs, notably including continued elevated labor costs.
  We have assumed that no HHS Grants will be received by the Company in the fourth quarter. Although we have applied for grants under Phase 4 of HHS’s Provider Relief Fund on behalf of the eligible assisted living communities in our SHOP business to mitigate COVID-19 losses, there can be no assurance that our applications will be approved or that our communities will receive any additional funding.
  Stable sequential performance is expected in the Office and NNN segments.
  Receipt of a $13 million fee related to the previously announced acquisition of Kindred Healthcare. Kindred has communicated that it expects the transaction to close in the fourth quarter of 2021, subject to receipt of regulatory approvals and satisfaction of customary closing conditions.
  We have assumed a fully diluted share count of 403 million shares reflecting the equity raised in the third quarter under the Company’s “at the market” equity offering program and shares issued in connection with the New Senior acquisition.
  The Company continues to expect to receive approximately $1.0 billion in proceeds from asset sales and loan repayments in 2021 principally in senior housing, medical office and loan investments with proceeds used to reduce near-term indebtedness.
  The guidance assumes no material changes in the impact of COVID-19 on our business. The trajectory and future impact of the COVID-19 pandemic, including the impact of the Delta or any other variant, remain highly uncertain and may change rapidly. The extent of the pandemic’s continuing and ultimate effect on our operational and financial performance will depend on a variety of factors, including the speed at which vaccines and other clinical treatments are successfully developed and deployed. Significant changes or impacts of the pandemic are excluded from our guidance.

Other fourth quarter 2021 assumptions are set forth below:

Increase / (Decrease) to Normalized FFO/sh. 4Q21 Guidance Midpoint vs. 3Q21 Actuals
3Q21 Normalized FFO*	$0.73
SHOP	(0.00)
Net Tenant Fees	(0.01)
Capital Recycling, Debt Reduction & Prefunding Investments	(0.02)
Other	(0.01)
4Q21 Normalized FFO* Guidance Midpoint	$0.69

* This is a non-GAAP financial measure. Refer to the Non-GAAP Financial Measures Reconciliation tables at the end of this press release for additional information and a reconciliation to the most directly comparable GAAP measure.

Investor Presentation

A presentation outlining the Company’s third quarter results and business update is posted to the Events & Presentations section of Ventas’s website at ir.ventasreit.com/events-and-presentations. Additional information regarding the Company can be found in its third quarter 2021 supplemental posted at ir.ventasreit.com. The information contained on, or that may be accessed through, our website is not incorporated by any reference into, and is not part of, this document.

Third Quarter 2021 Results Conference Call

Ventas will hold a conference call to discuss this earnings release on November 5th at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

The dial-in number for the conference call is (833) 968-1984 (or +1 (778) 560-2824 for international callers), and the participant passcode is 8199926. A live webcast can be accessed from the Investor Relations section of www.ventasreit.com.

A telephonic replay will be available at (800) 585-8367 (or +1 (416) 621-4642 for international callers), passcode 8199926, after the earnings call and will remain available for 30 days. The webcast replay will be posted in the Investor Relations section of www.ventasreit.com.

About Ventas

Ventas Inc., an S&P 500 company, operates at the intersection of two large and dynamic industries – healthcare and real estate. Fueled by powerful demographic demand from growth in the aging population, Ventas owns a diversified portfolio of over 1,200 properties in the United States, Canada and the United Kingdom. Ventas uses the power of its capital to unlock the value of senior living communities; life science, research & innovation properties; medical office & outpatient facilities, health systems and other healthcare real estate. A globally-recognized real estate investment trust, Ventas follows a successful long-term strategy, proven over more than 20 years, built on diversification of property types, capital sources and industry leading partners, financial strength and flexibility, consistent and reliable growth and industry leading ESG achievements, managed by a collaborative and experienced team dedicated to its stakeholders.

Non-GAAP Financial Measures

This press release includes certain financial performance measures not defined by generally accepted accounting principles in the Unites States (“GAAP”). Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. We believe such measures provide investors with additional information concerning our operating performance and a basis to compare our performance with the performance of other REITs. Our definitions and calculations of these non-GAAP measures may not be the same as similar measures reported by other REITs.

These non-GAAP financial measures should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.

Cautionary Statements

Certain of the information contained herein, including intra-quarter operating information and number of confirmed cases of COVID-19, has been provided by our operators and we have not verified this information through an independent investigation or otherwise. We have no reason to believe that this information is inaccurate in any material respect, but we cannot assure you of its accuracy.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated results from operations and developments and other matters that are not historical facts. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “may,” “will,” “project,” “expect,” “believe,” “intend,” “anticipate,” “seek,” “target,” “forecast,” “plan,” “potential,” “estimate,” “could,” “would,” “should” and other comparable and derivative terms or the negatives thereof.

Forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events. You should not put undue reliance on these forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and uncertainties that may affect our business and future financial performance in our filings with the Securities and Exchange Commission, including those made in the “Risk Factors” section and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” section of our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We do not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

Certain factors that could affect our future results and our ability to achieve our stated goals include, but are not limited to: (a) the impact of the ongoing COVID-19 pandemic, including of the Delta or any other variant, on our revenue, level of profitability, liquidity and overall risk exposure and the implementation and impact of regulations related to the CARES Act and other stimulus legislation and any future COVID-19 relief measures; (b) our ability to achieve the anticipated benefits and synergies from the acquisition of, and the risk of greater than expected costs or other difficulties related to the integration of, New Senior Investment Group Inc.; (c) our exposure and the exposure of our tenants, borrowers and managers to complex healthcare and other regulation and the challenges and expense associated with complying with such regulation; (d) the potential for significant general and commercial claims, legal actions, regulatory proceedings or enforcement actions that could subject us or our tenants, borrowers or managers to increased operating costs and uninsured liabilities; (e) the impact of market and general economic conditions, including economic and financial market events, or events that affect consumer confidence, our occupancy rates and resident fee revenues, and the actual and perceived state of the real estate markets, labor markets and public capital markets; (f) our ability, and the ability of our tenants, borrowers and managers, to navigate the trends impacting our or their businesses and the industries in which we or they operate; (g) the risk of bankruptcy, insolvency or financial deterioration of our tenants, borrowers, managers and other obligors and our ability to foreclose successfully on the collateral securing our loans and other investments in the event of a borrower default; (h) our ability to identify and consummate future investments in or dispositions of healthcare assets and effectively manage our portfolio opportunities and our investments in co-investment vehicles; (i) our ability to attract and retain talented employees; (j) the limitations and significant requirements imposed upon our business as a result of our status as a REIT and the adverse consequences (including the possible loss of our status as a REIT) that would result if we are not able to comply; (k) the risk of changes in healthcare law or regulation or in tax laws, guidance and interpretations, particularly as applied to REITs, that could adversely affect us or our tenants, borrowers or managers; (l) increases in our borrowing costs as a result of becoming more leveraged or as a result of changes in interest rates and phasing out of LIBOR rates; (m) our reliance on third parties to operate a majority of our assets and our limited control and influence over such operations and results; (n) our dependency on a limited number of tenants and managers for a significant portion of our revenues and operating income; (o) the adequacy of insurance coverage provided by our policies and policies maintained by our tenants, managers or other counterparties; (p) the occurrence of cyber incidents that could disrupt our operations, result in the loss of confidential information or damage our business relationships and reputation; (q) the impact of merger, acquisition and investment activity in the healthcare industry or otherwise affecting our tenants, borrowers or managers; and (r) the risk of catastrophic or extreme weather and other natural events and the physical effects of climate change.

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts; dollars in USD)
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020

Assets
Real estate investments:
Land and improvements	$2,395,751	$2,231,836	$2,235,773	$2,261,415	$2,268,583
Buildings and improvements	25,519,840	24,269,450	24,250,630	24,323,279	24,196,730
Construction in progress	298,982	288,910	310,547	265,748	567,052
Acquired lease intangibles	1,372,462	1,200,574	1,212,263	1,230,886	1,246,312
Operating lease assets	323,950	328,707	343,072	346,372	386,946
	29,910,985	28,319,477	28,352,285	28,427,700	28,665,623
Accumulated depreciation and amortization	(8,118,990)	(8,189,447)	(8,030,524)	(7,877,665)	(7,687,211)
Net real estate property	21,791,995	20,130,030	20,321,761	20,550,035	20,978,412
Secured loans receivable and investments, net	530,439	596,171	615,037	605,567	604,452
Investments in unconsolidated real estate entities	507,880	494,239	471,243	443,688	162,860
Net real estate investments	22,830,314	21,220,440	21,408,041	21,599,290	21,745,724
Cash and cash equivalents	143,770	233,837	169,661	413,327	588,343
Escrow deposits and restricted cash	52,752	40,931	40,551	38,313	40,147
Goodwill	1,046,070	1,051,832	1,051,780	1,051,650	1,050,742
Assets held for sale	316,769	90,002	59,860	9,608	15,748
Deferred income tax assets, net	11,496	11,486	11,610	9,987	304
Other assets	643,253	855,786	810,760	807,229	779,475
Total assets	$25,044,424	$23,504,314	$23,552,263	$23,929,404	$24,220,483

Liabilities and equity
Liabilities:
Senior notes payable and other debt	$12,078,835	$11,761,545	$11,759,299	$11,895,412	$12,047,919
Accrued interest	90,013	105,883	91,390	111,444	97,828
Operating lease liabilities	199,551	205,484	206,426	209,917	247,255
Accounts payable and other liabilities	1,142,822	1,122,171	1,109,279	1,133,066	1,234,933
Liabilities related to assets held for sale	20,518	4,568	3,853	3,246	1,987
Deferred income tax liabilities	65,196	68,097	65,777	62,638	53,711
Total liabilities	13,596,935	13,267,748	13,236,024	13,415,723	13,683,633

Redeemable OP unitholder and noncontrolling interests	280,344	252,662	244,619	235,490	249,143

Commitments and contingencies

Equity:
Ventas stockholders’ equity:
Preferred stock, $1.00 par value; 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value; 399,177; 375,204; 375,068; 374,609; and 373,940 shares issued at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively	99,777	93,784	93,750	93,635	93,467
Capital in excess of par value	15,504,210	14,187,577	14,186,692	14,171,262	14,142,349
Accumulated other comprehensive loss	(67,601)	(58,290)	(52,497)	(54,354)	(65,042)
Retained earnings (deficit)	(4,459,630)	(4,340,052)	(4,257,001)	(4,030,376)	(3,972,647)
Treasury stock, 1; 6; 14; 0; and 33 shares at September 30, 2021, June 30, 2021, March 31, 2021, December 31, 2020, and September 30, 2020, respectively	(40)	(320)	(789)	—	(1,275)
Total Ventas stockholders’ equity	11,076,716	9,882,699	9,970,155	10,180,167	10,196,852
Noncontrolling interests	90,429	101,205	101,465	98,024	90,855
Total equity	11,167,145	9,983,904	10,071,620	10,278,191	10,287,707
Total liabilities and equity	$25,044,424	$23,504,314	$23,552,263	$23,929,404	$24,220,483

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts; dollars in USD)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues
Rental income:
Triple-net leased	$181,379	$156,136	$500,487	$527,238
Office	201,673	198,376	599,516	599,696
	383,052	354,512	1,100,003	1,126,934
Resident fees and services	558,039	541,322	1,622,641	1,667,421
Office building and other services revenue	5,841	3,868	16,172	10,669
Income from loans and investments	28,729	18,666	65,404	62,203
Interest and other income	417	572	1,343	6,965
Total revenues	976,078	918,940	2,805,563	2,874,192
Expenses
Interest	108,816	115,505	329,634	355,333
Depreciation and amortization	313,596	249,366	878,444	847,797
Property-level operating expenses:
Senior living	453,659	422,653	1,296,301	1,265,362
Office	66,401	66,934	195,297	192,192
Triple-net leased	3,268	5,398	12,525	17,004
	523,328	494,985	1,504,123	1,474,558
Office building services costs	522	557	1,798	1,827
General, administrative and professional fees	30,259	32,081	101,156	100,621
Loss on extinguishment of debt, net	29,792	7,386	56,808	7,386
Merger-related expenses and deal costs	22,662	11,325	28,000	26,129
Allowance on loans receivable and investments	(60)	4,999	(9,021)	34,654
Other	33,673	5,681	10,755	16,750
Total expenses	1,062,588	921,885	2,901,697	2,865,055
(Loss) income before unconsolidated entities, real estate dispositions, income taxes and noncontrolling interests	(86,510)	(2,945)	(96,134)	9,137
Income (loss) from unconsolidated entities	2,772	865	7,289	(15,861)
Gain on real estate dispositions	150,292	12,622	194,083	240,101
Income tax (expense) benefit	(3,780)	3,195	(9,574)	95,855
Income from continuing operations	62,774	13,737	95,664	329,232
Net income	62,774	13,737	95,664	329,232
Net income attributable to noncontrolling interests	2,094	986	5,802	534
Net income attributable to common stockholders	$60,680	$12,751	$89,862	$328,698
Earnings per common share
Basic:
Income from continuing operations	$0.16	$0.04	$0.25	$0.88
Net income attributable to common stockholders	0.16	0.03	0.24	0.88
Diluted:
Income from continuing operations	$0.16	$0.04	$0.25	$0.88
Net income attributable to common stockholders	0.16	0.03	0.24	0.87

Weighted average shares used in computing earnings per common share
Basic	381,996	373,177	377,271	372,997
Diluted	385,523	376,295	380,643	376,112

QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts; dollars in USD)
(unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Revenues
Rental income:
Triple-net leased	$181,379	$159,223	$159,885	$168,027	$156,136
Office	201,673	200,388	197,455	199,931	198,376
	383,052	359,611	357,340	367,958	354,512
Resident fees and services	558,039	535,952	528,650	529,739	541,322
Office building and other services revenue	5,841	5,381	4,950	4,522	3,868
Income from loans and investments	28,729	17,665	19,010	18,302	18,666
Interest and other income	417	585	341	644	572
Total revenues	976,078	919,194	910,291	921,165	918,940

Expenses
Interest	108,816	110,051	110,767	114,208	115,505
Depreciation and amortization	313,596	250,700	314,148	261,966	249,366
Property-level operating expenses:
Senior living	453,659	424,813	417,829	393,309	422,653
Office	66,401	64,950	63,946	64,420	66,934
Triple-net leased	3,268	4,432	4,825	5,156	5,398
	523,328	494,195	486,600	462,885	494,985
Office building services costs	522	658	618	488	557
General, administrative and professional fees	30,259	30,588	40,309	29,537	32,081
Loss (gain) on extinguishment of debt, net	29,792	(74)	27,090	3,405	7,386
Merger-related expenses and deal costs	22,662	721	4,617	3,683	11,325
Allowance on loans receivable and investments	(60)	(59)	(8,902)	(10,416)	4,999
Other	33,673	(13,490)	(9,428)	(16,043)	5,681
Total expenses	1,062,588	873,290	965,819	849,713	921,885

(Loss) income before unconsolidated entities, real estate dispositions, income taxes and noncontrolling interests	(86,510)	45,904	(55,528)	71,452	(2,945)
Income (loss) from unconsolidated entities	2,772	4,767	(250)	17,705	865
Gain on real estate dispositions	150,292	41,258	2,533	22,117	12,622
Income tax (expense) benefit	(3,780)	(3,641)	(2,153)	679	3,195
Income (loss) from continuing operations	62,774	88,288	(55,398)	111,953	13,737
Net income (loss)	62,774	88,288	(55,398)	111,953	13,737
Net income attributable to noncontrolling interests	2,094	1,897	1,811	1,502	986
Net income (loss) attributable to common stockholders	$60,680	$86,391	$(57,209)	$110,451	$12,751

Earnings per common share
Basic:
Income (loss) from continuing operations	$0.16	$0.24	$(0.15)	$0.30	$0.04
Net income (loss) attributable to common stockholders	0.16	0.23	(0.15)	0.29	0.03
Diluted:[1]
Income (loss) from continuing operations	$0.16	$0.23	$(0.15)	$0.30	$0.04
Net income (loss) attributable to common stockholders	0.16	0.23	(0.15)	0.29	0.03

Weighted average shares used in computing earnings per common share
Basic	381,996	375,067	374,669	374,473	373,177
Diluted	385,523	378,408	377,922	377,696	376,295

[1] Potential common shares are not included in the computation of diluted earnings per share when a loss from continuing operations exists as the effect would be an antidilutive per share amount.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands USD)
(unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$95,664	$329,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	878,444	847,797
Amortization of deferred revenue and lease intangibles, net	(71,620)	(25,343)
Other non-cash amortization	14,686	15,211
Allowance on loans receivable and investments	(9,021)	34,654
Stock-based compensation	26,165	17,322
Straight-lining of rental income	(10,166)	107,134
Loss on extinguishment of debt, net	56,808	7,386
Gain on real estate dispositions	(194,083)	(240,101)
Gain on real estate loan investments	(2,006)	(167)
Income tax expense (benefit)	4,656	(99,702)
(Income) loss from unconsolidated entities	(7,279)	15,869
Distributions from unconsolidated entities	9,466	2,960
Other	(830)	15,615
Changes in operating assets and liabilities:
Increase in other assets	(49,051)	(68,228)
Decrease in accrued interest	(22,414)	(12,975)
Increase in accounts payable and other liabilities	40,896	207,749
Net cash provided by operating activities	760,315	1,154,413
Cash flows from investing activities:
Net investment in real estate property	(1,103,210)	(77,625)
Investment in loans receivable	(384)	(113,147)
Proceeds from real estate disposals	497,303	682,604
Proceeds from loans receivable	302,700	106,966
Development project expenditures	(204,649)	(309,967)
Capital expenditures	(119,311)	(94,407)
Distributions from unconsolidated entities	17,847	—
Investment in unconsolidated entities	(107,140)	(7,832)
Insurance proceeds for property damage claims	501	33
Net cash (used in) provided by investing activities	(716,343)	186,625
Cash flows from financing activities:
Net change in borrowings under revolving credit facilities	(144,065)	(74,144)
Net change in borrowings under commercial paper program	369,943	(565,524)
Proceeds from debt	914,879	657,557
Repayment of debt	(1,499,036)	(127,528)
Purchase of noncontrolling interests	(11,485)	—
Payment of deferred financing costs	(23,608)	(7,564)
Issuance of common stock, net	617,438	36,395
Cash distribution to common stockholders	(506,972)	(760,363)
Cash distribution to redeemable OP unitholders	(5,400)	(5,954)
Cash issued for redemption of OP Units	(96)	(575)
Contributions from noncontrolling interests	35	1,138
Distributions to noncontrolling interests	(11,785)	(9,666)
Proceeds from stock option exercises	5,668	3,518
Other	(5,128)	(4,989)
Net cash used in financing activities	(299,612)	(857,699)
Net (decrease) increase in cash, cash equivalents and restricted cash	(255,640)	483,339
Effect of foreign currency translation	522	(951)
Cash, cash equivalents and restricted cash at beginning of period	451,640	146,102
Cash, cash equivalents and restricted cash at end of period	$196,522	$628,490

	For the Nine Months Ended September 30,
	2021	2020
Supplemental schedule of non-cash activities:
Assets acquired and liabilities assumed from acquisitions and other:
Real estate investments	$1,317,617	$169,484
Other assets	16,132	1,224
Debt	484,073	55,368
Other liabilities	97,960	2,707
Deferred income tax liability	—	337
Noncontrolling interests	468	20,259
Equity issued	751,248	—
Equity issued for redemption of OP Units	76	—

QUARTERLY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands USD)
(unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Cash flows from operating activities:
Net income (loss)	$62,774	$88,288	$(55,398)	$111,953	$13,737
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	313,596	250,700	314,148	261,966	249,366
Amortization of deferred revenue and lease intangibles, net	(40,069)	(16,785)	(14,766)	(15,513)	(19,009)
Other non-cash amortization	4,567	4,847	5,272	5,508	5,558
Allowance on loans receivable and investments	(60)	(59)	(8,902)	(10,416)	4,999
Stock-based compensation	4,700	5,393	16,072	4,165	5,765
Straight-lining of rental income	(2,999)	(3,304)	(3,863)	(4,052)	15,635
Loss (gain) on extinguishment of debt, net	29,792	(74)	27,090	3,405	7,386
Gain on real estate dispositions	(150,292)	(41,258)	(2,533)	(22,117)	(12,622)
Gain on real estate loan investments	(1,932)	—	(74)	—	—
Income tax expense (benefit)	2,146	2,007	503	(2,283)	(4,575)
(Income) loss from unconsolidated entities	(2,767)	(4,762)	250	(17,701)	(865)
Distributions from unconsolidated entities	2,986	2,583	3,897	1,960	1,360
Other	34,011	(20,462)	(14,379)	(16,394)	2,859
Changes in operating assets and liabilities:
(Increase) decrease in other assets	(23,433)	(20,518)	(5,100)	(5)	(55,765)
(Decrease) increase in accrued interest	(16,682)	14,502	(20,234)	13,251	(20,069)
Increase (decrease) in accounts payable and other liabilities	15,121	30,165	(4,390)	(17,964)	240,642
Net cash provided by operating activities	231,459	291,263	237,593	295,763	434,402
Cash flows from investing activities:
Net investment in real estate property	(1,103,000)	—	(210)	(1,023)	(156)
Investment in loans receivable	(101)	(97)	(186)	(2,016)	(45,857)
Proceeds from real estate disposals	381,453	107,767	8,083	361,753	54,800
Proceeds from loans receivable	266,225	20,056	16,419	12,045	191
Development project expenditures	(73,755)	(72,296)	(58,598)	(70,446)	(129,569)
Capital expenditures	(45,189)	(44,448)	(29,674)	(53,827)	(40,888)
Distributions from unconsolidated entities	17,847	—	—	—	—
Investment in unconsolidated entities	(38,829)	(29,859)	(38,452)	(278,990)	33
Insurance proceeds (expense) for property damage claims	111	384	6	174	(9)
Net cash used in investing activities	(595,238)	(18,493)	(102,612)	(32,330)	(161,455)
Cash flows from financing activities:
Net change in borrowings under revolving credit facilities	(39,934)	(109,275)	5,144	(14,724)	(539,560)
Net change in borrowings under commercial paper program	199,959	(44,994)	214,978	—	—
Proceeds from debt	646,593	237,129	31,157	75,741	17,024
Repayment of debt	(933,085)	(120,901)	(445,050)	(352,011)	(16,227)
Purchase of noncontrolling interests	(11,485)	—	—	(8,239)	—
Payment of deferred financing costs	(5,832)	(433)	(17,343)	(815)	(15)
Issuance of common stock, net	603,188	3,175	11,075	18,967	36,395
Cash distribution to common stockholders	(169,134)	(169,075)	(168,763)	(168,446)	(168,078)
Cash distribution to redeemable OP unitholders	(2,236)	(1,322)	(1,842)	(1,329)	(1,326)
Cash issued for redemption of OP Units	(34)	(37)	(25)	—	(5)
Contributions from noncontrolling interests	5	25	5	176	792
Distributions to noncontrolling interests	(3,197)	(5,935)	(2,653)	(3,280)	(3,373)
Proceeds from stock option exercises	847	2,715	2,106	11,585	—
Other	806	(78)	(5,856)	53	(98)
Net cash provided by (used in) financing activities	286,461	(209,006)	(377,067)	(442,322)	(674,471)
Net (decrease) increase in cash, cash equivalents and restricted cash	(77,318)	63,764	(242,086)	(178,889)	(401,524)
Effect of foreign currency translation	(928)	792	658	2,039	878
Cash, cash equivalents and restricted cash at beginning of period	274,768	210,212	451,640	628,490	1,029,136
Cash, cash equivalents and restricted cash at end of period	$196,522	$274,768	$210,212	$451,640	$628,490

QUARTERLY CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Dollars in thousands USD)
(unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Supplemental schedule of non-cash activities:
Assets acquired and liabilities assumed from acquisitions and other:
Real estate investments	$1,317,149	$—	$468	$1,000	$92,373
Other assets	16,132	—	—	—	610
Debt	484,073	—	—	—	—
Other liabilities	97,960	—	—	—	610
Deferred income tax liability	—	—	—	—	337
Noncontrolling interests	—	—	468	—	—
Equity issued	751,248	—	—	—	—
Equity issued for redemption of OP Units	76	—	—	—	—

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Funds From Operations Attributable to Common Stockholders (FFO)[1]
and Funds Available for Distribution Attributable to Common Stockholders (FAD)[1]
(In thousands, except per share amounts; dollars in USD)
(unaudited)

						Q3 YoY
	2020		2021			Growth
	Q3	Q4	Q1	Q2	Q3	’20-’21	YTD 3Q20	YTD 3Q21
Net income (loss) attributable to common stockholders	$12,751	$110,451	$(57,209)	$86,391	$60,680	376%	$328,698	$89,862
Net income (loss) attributable to common stockholders per share[2]	$0.03	$0.29	$(0.15)	$0.23	$0.16	433%	$0.87	$0.24
Adjustments:
Depreciation and amortization on real estate assets	247,969	260,705	312,869	249,527	312,524		843,409	874,920
Depreciation on real estate assets related to noncontrolling interests	(4,475)	(4,381)	(4,618)	(4,678)	(4,641)		(12,386)	(13,937)
Depreciation on real estate assets related to unconsolidated entities	1,360	1,758	4,018	4,615	4,474		3,228	13,107
Gain on real estate dispositions	(12,622)	(22,117)	(2,533)	(41,258)	(150,292)		(240,101)	(194,083)
(Loss) gain on real estate dispositions related to noncontrolling interests	—	—	—	(7)	232		(9)	225
Subtotal: FFO adjustments	232,232	235,965	309,736	208,199	162,297		594,141	680,232
Subtotal: FFO adjustments per share	$0.62	$0.62	$0.82	$0.55	$0.42		$1.58	$1.79
FFO (Nareit) attributable to common stockholders	$244,983	$346,416	$252,527	$294,590	$222,977	(9%)	$922,839	$770,094
FFO (Nareit) attributable to common stockholders per share	$0.65	$0.92	$0.67	$0.78	$0.58	(11%)	$2.45	$2.02

Adjustments:
Change in fair value of financial instruments	1,157	(23,062)	(21,008)	(23,211)	25,451		1,134	(18,768)
Non-cash income tax (benefit) expense	(4,763)	(7,961)	1,344	1,166	2,146		(90,153)	4,656
Loss (gain) on extinguishment of debt, net	7,386	3,405	27,090	(74)	34,654		7,386	61,670
Gain on transactions related to unconsolidated entities	(244)	(592)	(21)	(10)	(8,808)		(5)	(8,839)
Merger-related expenses, deal costs and re-audit costs	12,793	6,519	5,360	1,769	25,531		28,171	32,660
Amortization of other intangibles	118	118	116	116	(22,085)		354	(21,853)
Other items related to unconsolidated entities	290	234	101	43	987		(848)	1,131
Non-cash impact of changes to equity plan	(1,923)	(2,087)	8,741	(2,298)	(2,359)		1,635	4,084
Natural disaster expenses (recoveries), net	125	(71)	5,127	3,128	1,552		1,318	9,807
Impact of Holiday lease termination	—	—	—	—	—		(50,184)	—
Write-off of straight-line rental income, net of noncontrolling interests	18,408	87	—	—	—		70,776	—
Allowance on loan investments and impairment of unconsolidated entities, net of noncontrolling interests	4,635	(10,412)	(8,900)	(57)	(58)		44,955	(9,015)
Subtotal: Normalized FFO adjustments	37,982	(33,822)	17,950	(19,428)	57,011		14,539	55,533
Subtotal: Normalized FFO adjustments per share	$0.10	$(0.09)	$0.05	$(0.05)	$0.15		$0.04	$0.15
Normalized FFO attributable to common stockholders	$282,965	$312,594	$270,477	$275,162	$279,988	(1%)	$937,378	$825,627
Normalized FFO attributable to common stockholders per share	$0.75	$0.83	$0.72	$0.73	$0.73	(3%)	$2.49	$2.17

Adjustments:
Deferred revenue and lease intangibles, net	(19,009)	(15,513)	(14,766)	(14,779)	(14,182)		(25,344)	(43,727)
Other non-cash amortization, including fair market value of debt	5,558	5,508	5,272	4,847	4,567		15,212	14,686
Stock-based compensation	7,688	6,252	7,331	7,691	7,059		15,687	22,081
Straight-lining of rental income	(4,648)	(4,052)	(3,863)	(3,304)	(3,567)		(16,962)	(10,734)
FAD Capital Expenditures	(39,955)	(52,645)	(28,506)	(42,651)	(42,393)		(91,029)	(113,550)
Subtotal: Operating FAD adjustments	(50,366)	(60,450)	(34,532)	(48,196)	(48,516)		(102,436)	(131,244)
Operating FAD attributable to common stockholders [3]	$232,599	$252,144	$235,945	$226,966	$231,472	0%	$834,942	$694,383
Merger-related expenses, deal costs and re-audit costs	(12,793)	(6,519)	(5,360)	(1,769)	(25,531)		(28,171)	(32,660)
Other items related to unconsolidated entities	(290)	(234)	(101)	(43)	(987)		848	(1,131)
FAD attributable to common stockholders [3]	$219,516	$245,391	$230,484	$225,154	$204,954	(7%)	$807,619	$660,592
Weighted average diluted shares	376,295	377,696	377,922	378,408	385,523		376,112	380,643

[1] Per share quarterly amounts may not add to annual per share amounts due to material changes in the Company’s weighted average diluted share count, if any. Per share amounts may not add to total per share amounts due to rounding.

[2] Potential common shares are not included in the computation of diluted earnings per share when a loss from continuing operations exists as the effect would be an antidilutive per share amount.

[3] Operating FAD and FAD exclude the impact of the Company’s receipt of unusually significant amounts of cash in connection with lease terminations and modifications. Exclusions in the period presented are $34 million in cash received in April 2020 related to the Holiday lease termination and $162 million in cash received in July 2020 related to the Brookdale lease modification. For additional information related to these transactions, refer to the Company’s earnings release and Form 10-Q for the quarter ended September 30, 2020.

NON-GAAP FINANCIAL MEASURES RECONCILIATION Net Income and FFO Attributable to Common Stockholders Q4 2021 Guidance[1,2] (In millions, except per share amounts; dollars in USD) (unaudited)

	Q4 2021 Guidance
	Tentative / Preliminary and Subject to Change
	Q4 2021		Q4 2021 - Per Share
	Low	High	Low	High

Net Income Attributable to Common Stockholders	$4	$20	$0.01	$0.05

Depreciation & Amortization Adjustments	267	267	0.66	0.66
Gain on Real Estate Dispositions	(24)	(24)	(0.06)	(0.06)
Other Adjustments [3]	—	—	0.00	0.00

FFO (Nareit) Attributable to Common Stockholders	$247	$262	$0.61	$0.65

Merger-Related Expenses, Deal Costs & Re-Audit Costs	20	23	0.05	0.06
Other Adjustments [3]	3	1	0.01	0.00

Normalized FFO Attributable to Common Stockholders	$270	$286	$0.67	$0.71
% Year-Over-Year Growth			(19%)	(14%)

Weighted Average Diluted Shares (in millions)	403	403
[1]

The Company’s guidance constitutes forward looking statements within the meaning of the federal securities laws and is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. Actual results may differ materially from the Company's expectations depending on factors discussed herein and in the Company’s filings with the Securities and Exchange Commission.

[2]	Per share quarterly amounts may not add to annual per share amounts due to changes in the Company’s weighted average diluted share count, if any.

[3]

Other Adjustments include the categories of adjustments presented in our “Non-GAAP Financial Measures Reconciliation – Funds From Operations Attributable to Common Stockholders (FFO) and Funds Available for Distribution Attributable to Common Stockholders (FAD)” above.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. However, since real estate values historically have risen or fallen with market conditions, many industry investors deem presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. For that reason, the Company considers FFO, Normalized FFO, FAD and Operating FAD to be appropriate supplemental measures of operating performance of an equity REIT. The Company believes that the presentation of FFO, combined with the presentation of required GAAP financial measures, has improved the understanding of operating results of REITs among the investing public and has helped make comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses on depreciable real estate and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies. The Company believes that Normalized FFO is useful because it allows investors, analysts and Company management to compare the Company’s operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by non-recurring items and other non-operational events such as transactions and litigation. In some cases, the Company provides information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and Company management to assess the impact of those items on the Company’s financial results. Further, the Company believes that FAD and Operating FAD are useful supplemental measures of the Company’s operating performance that would not otherwise be available and may be useful to investors in assessing the Company’s operating performance and performance as a REIT. The Company believes FAD and Operating FAD may provide investors with useful supplemental information regarding the Company’s ability to generate income from its operating performance and the impact of the Company’s operating performance on its ability to make distributions to its stockholders.

The Company uses the National Association of Real Estate Investment Trusts (“Nareit”) definition of FFO. Nareit defines FFO as net income attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property, including gains or losses on re-measurement of equity method investments, and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and entities. Adjustments for unconsolidated partnerships and entities will be calculated to reflect FFO on the same basis. The Company defines Normalized FFO as FFO excluding the following income and expense items (which may be recurring in nature): (a) merger-related costs and expenses, including amortization of intangibles, transition and integration expenses, and deal costs and expenses, including expenses and recoveries relating to acquisition lawsuits; (b) the impact of any expenses related to asset impairment and valuation allowances, the write-off of unamortized deferred financing fees, or additional costs, expenses, discounts, make-whole payments, penalties or premiums incurred as a result of early retirement or payment of the Company’s debt; (c) the non-cash effect of income tax benefits or expenses, the non-cash impact of changes to the Company’s executive equity compensation plan, derivative transactions that have non-cash mark to market impacts on the Company’s income statement and non-cash charges related to leases; (d) the financial impact of contingent consideration, severance-related costs and charitable donations made to the Ventas Charitable Foundation; (e) gains and losses for non-operational foreign currency hedge agreements and changes in the fair value of financial instruments; (f) gains and losses on non-real estate dispositions and other unusual items related to unconsolidated entities; (g) expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements and related matters; (h) net expenses or recoveries related to natural disasters and (i) any other incremental items set forth in the Normalized FFO reconciliation included herein.

Operating FAD represents Normalized FFO (i) excluding non-cash components and straight-line rent adjustments and (ii) including the impact of FAD Capital Expenditures. FAD Capital Expenditures are (i) Ventas-invested capital expenditures, whether routine or non-routine, that extend the useful life of a property but are not expected to generate incremental income for the Company (ii) Office Building and Triple-Net leasing commissions paid to third-party agents and (iii) capital expenditures for second-generation tenant improvements. It excludes (i) costs for a first generation lease (e.g., a development project) or related to properties that have undergone redevelopment and (ii) Initial Capital Expenditures, which are defined as capital expenditures required to bring a newly acquired or newly transitioned property up to standard. Initial Capital Expenditures are typically incurred within the first 12 months after acquisition or transition, respectively.

FAD represents Operating FAD after including the impact of deal costs and unusual items related to unconsolidated entities.

FFO, Normalized FFO, FAD and Operating FAD presented herein may not be comparable to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. FFO, Normalized FFO, FAD and Operating FAD should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of the Company’s financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of the Company’s liquidity, nor are they necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO, Normalized FFO, FAD and Operating FAD should be examined in conjunction with net income attributable to common stockholders as presented elsewhere herein.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Debt to Adjusted Pro Forma EBITDA[1]
(Dollars in thousands USD)
(unaudited)

For the Three Months Ended September 30, 2021

Net income attributable to common stockholders	$60,680
Adjustments:
Interest	108,816
Loss on extinguishment of debt, net	29,792
Taxes (including tax amounts in general, administrative and professional fees)	5,151
Depreciation and amortization	313,596
Non-cash stock-based compensation expense	4,700
Merger-related expenses, deal costs and re-audit costs	22,662
Net income attributable to noncontrolling interests, adjusted for partners’ share of consolidated entity EBITDA	(6,578)
Loss from unconsolidated entities, adjusted for Ventas share of EBITDA from unconsolidated entities	14,002
Gain on real estate dispositions	(150,292)
Unrealized foreign currency loss	33
Change in fair value of financial instruments	25,448
Natural disaster expenses, net	1,566
Allowance on loan investments, net of noncontrolling interests	(58)
Adjusted EBITDA	$429,518
Adjustments for New Senior acquisition[2]	24,698
Adjustments for current period activity	(41,268)
Adjusted Pro Forma EBITDA	$412,948

Adjusted Pro Forma EBITDA annualized	$1,651,792

Total debt	$12,078,835
Cash	(143,770)
Restricted cash pertaining to debt	(23,515)
Partners’ share of consolidated debt	(277,325)
Ventas share of non-consolidated debt	292,516
Net debt	$11,926,741

Net debt to Adjusted Pro Forma EBITDA	7.2	x

[1] Totals may not add due to rounding.

[2] On September 21, 2021, Ventas acquired New Senior Investment Group. New Senior’s financial results following the acquisition are included in Adjusted EBITDA for the three months ended September 30, 2021. New Senior’s financial results prior to the acquisition, as adjusted to reflect anticipated G&A synergies that are directly attributable to the acquisition, are included in Adjusted Pro Forma EBITDA for the three months ended September 30, 2021. New Senior’s financial results prior to the acquisition were derived from New Senior’s accounting records. Anticipated G&A synergies reflected in Adjusted Pro Forma EBITDA are based on preliminary estimates and assumptions, which are subject to change. For additional information related to the acquisition of New Senior, please refer to Ventas’s earnings release and Form 10-Q for the quarter ended September 30, 2021.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (including non-cash stock-based compensation expense, asset impairment and valuation allowances), excluding gains or losses on extinguishment of debt, partners’ share of EBITDA of consolidated entities, merger-related expenses and deal costs, expenses related to the re-audit and re-review in 2014 of the Company’s historical financial statements, net gains or losses on real estate activity, gains or losses on re-measurement of equity interest upon acquisition, changes in the fair value of financial instruments, unrealized foreign currency gains or losses, net expenses or recoveries related to natural disasters and non-cash charges related to leases, and including (a) Ventas’ share of EBITDA from unconsolidated entities and (b) other immaterial or identified items.

The information above considers the pro forma effect on Adjusted EBITDA of the Company’s activity during the three months ended September 30, 2021, as if the transactions had been consummated as of the beginning of the period (“Adjusted Pro Forma EBITDA”) and considers any other incremental items set forth in the Adjusted Pro Forma EBITDA reconciliation included herein.

The Company believes that Net debt, Adjusted Pro Forma EBITDA and Net debt to Adjusted Pro Forma EBITDA are useful to investors, analysts and Company management because they allow the comparison of the Company’s credit strength between periods and to other real estate companies without the effect of items that by their nature are not comparable from period to period.

NON-GAAP FINANCIAL MEASURES RECONCILIATION
Net Operating Income (NOI) and Same-Store Cash NOI by Segment (Constant Currency)
(Dollars in thousands USD)
(unaudited)

For the Three Months Ended September 30, 2021 and 2020
	Triple-Net	Senior Housing Operating	Office	Non-Segment	Total
For the Three Months Ended September 30, 2021
Net income attributable to common stockholders					$60,680
Adjustments:
Interest and other income					(417)
Interest expense					108,816
Depreciation and amortization					313,596
General, administrative and professional fees					30,259
Loss on extinguishment of debt, net					29,792
Merger-related expenses and deal costs					22,662
Allowance on loans receivable and investments					(60)
Other					33,673
Income from unconsolidated entities					(2,772)
Gain on real estate dispositions					(150,292)
Income tax expense					3,780
Net income attributable to noncontrolling interests					2,094
Reported segment NOI	$178,111	$104,380	$137,622	$31,698	$451,811
Adjustments:
Straight-lining of rental income	(1,854)	—	(1,713)	—	(3,567)
Non-cash rental income	(11,713)	—	(5,491)	—	(17,204)
Non-cash impact of lease termination	(22,309)	—	—	—	(22,309)
NOI not included in cash NOI[1]	(2,065)	(216)	(5,927)	—	(8,208)
Non-segment NOI	—	—	—	(31,698)	(31,698)
Cash NOI	140,170	104,164	124,491	—	368,825
Adjustments:
Cash NOI not included in same-store	(5,431)	(1,750)	(1,754)	—	(8,935)
Same-store cash NOI (constant currency)	$134,739	$102,414	$122,737	$—	$359,890
Percentage (decrease) increase - constant currency	(54.7%)	(12.7%)	4.2%		(32.4%)
Adjusted Same-store cash NOI - constant currency	$134,739	$102,414	$122,737	$—	$359,890
Adjusted percentage (decrease) increase - constant currency	(0.8%)	(12.7%)	4.2%		(3.0%)
For the Three Months Ended September 30, 2020
Net income attributable to common stockholders					$12,751
Adjustments:
Interest and other income					(572)
Interest expense					115,505
Depreciation and amortization					249,366
General, administrative and professional fees					32,081
Loss on extinguishment of debt, net					7,386
Merger-related expenses and deal costs					11,325
Allowance on loans receivable and investments					4,999
Other					5,681
Income from unconsolidated entities					(865)
Gain on real estate dispositions					(12,622)
Income tax benefit					(3,195)
Net income attributable to noncontrolling interests					986
Reported segment NOI	$150,738	$118,669	$133,325	$20,094	$422,826
Adjustments:
Straight-lining of rental income	(2,072)	—	(2,576)	—	(4,648)
Non-cash rental income	(12,687)	—	(5,936)	—	(18,623)
Cash impact of Brookdale lease modification	161,533	—	—	—	161,533
Write-off of straight-line rental income	14,312	—	5,970	—	20,282
NOI not included in cash NOI[1]	(10,934)	(929)	(10,890)	—	(22,753)
Non-segment NOI	—	—	—	(20,094)	(20,094)
NOI impact from change in FX	419	2,260	—	—	2,679
Cash NOI	$301,309	$120,000	$119,893	$—	$541,202
Adjustments:
Cash NOI not included in same-store	(3,904)	(2,740)	(2,079)	—	(8,723)
NOI impact from change in FX not in same-store	—	2	—	—	2
Same-store cash NOI (constant currency)	$297,405	$117,262	$117,814	$—	$532,481
Adjusted Same-store cash NOI:
Less cash impact of Brookdale lease modification	(161,533)	—	—	—	(161,533)
Adjusted Same-store cash NOI - constant currency	$135,872	$117,262	$117,814	$—	$370,948

[1] Excludes sold assets, Assets Held for Sale, development properties not yet operational and land parcels.

For the Three Months Ended September 30, 2021 and June 30, 2021

	Triple-Net	Senior Housing Operating	Office	Non-Segment	Total
For the Three Months Ended September 30, 2021
Net income attributable to common stockholders					$60,680
Adjustments:
Interest and other income					(417)
Interest expense					108,816
Depreciation and amortization					313,596
General, administrative and professional fees					30,259
Loss on extinguishment of debt, net					29,792
Merger-related expenses and deal costs					22,662
Allowance on loans receivable and investments					(60)
Other					33,673
Income from unconsolidated entities					(2,772)
Gain on real estate dispositions					(150,292)
Income tax expense					3,780
Net income attributable to noncontrolling interests					2,094
Reported segment NOI	$178,111	$104,380	$137,622	$31,698	$451,811
Adjustments:
Straight-lining of rental income	(1,854)	—	(1,713)	—	(3,567)
Non-cash rental income	(11,713)	—	(5,491)	—	(17,204)
Non-cash impact of lease termination	(22,309)	—	—	—	(22,309)
NOI not included in cash NOI[1]	(2,065)	(216)	(5,927)	—	(8,208)
Non-segment NOI	—	—	—	(31,698)	(31,698)
Cash NOI	140,170	104,164	124,491	—	368,825
Adjustments:
Cash NOI not included in same-store	(4,381)	2,508	(1,754)	—	(3,627)
Same-store cash NOI (constant currency)	$135,789	$106,672	$122,737	$—	$365,198
Percentage increase (decrease) - constant currency	0.5%	(3.4%)	(7.7%)		(3.5%)

For the Three Months Ended June 30, 2021
Net income attributable to common stockholders					$86,391
Adjustments:
Interest and other income					(585)
Interest expense					110,051
Depreciation and amortization					250,700
General, administrative and professional fees					30,588
Gain on extinguishment of debt, net					(74)
Merger-related expenses and deal costs					721
Allowance on loans receivable and investments					(59)
Other					(13,490)
Income from unconsolidated entities					(4,767)
Gain on real estate dispositions					(41,258)
Income tax expense					3,641
Net income attributable to noncontrolling interests					1,897
Reported segment NOI	$154,791	$111,139	$137,320	$20,506	$423,756
Adjustments:
Straight-lining of rental income	(1,808)	—	(1,496)	—	(3,304)
Non-cash rental income	(11,905)	—	(4,478)	—	(16,383)
Cash modification / termination fees	—	—	12,037	—	12,037
NOI not included in cash NOI[1]	(2,296)	(1,312)	(8,692)	—	(12,300)
Non-segment NOI	—	—	—	(20,506)	(20,506)
NOI impact from change in FX	(93)	(1,103)	—	—	(1,196)
Cash NOI	$138,689	$108,724	$134,691	$—	$382,104
Adjustments:
Cash NOI not included in same-store	(3,554)	1,640	(1,692)	—	(3,606)
NOI impact from change in FX not in same-store	—	26	—	—	26
Same-store cash NOI (constant currency)	$135,135	$110,390	$132,999	$—	$378,524

[1] Excludes sold assets, Assets Held for Sale, development properties not yet operational and land parcels.

The Company considers NOI and Same-store cash NOI as important supplemental measures because they allow investors, analysts and the Company’s management to assess its unlevered property-level operating results and to compare its operating results with those of other real estate companies and between periods on a consistent basis. The Company defines NOI as total revenues, less interest and other income, property-level operating expenses and office building services costs. In the case of NOI, cash receipts may differ due to straight-line recognition of certain rental income and the application of other GAAP policies. The Company defines same-store as properties owned, consolidated and operational for the full period in both comparison periods and are not otherwise excluded; provided, however, that the Company may include selected properties that otherwise meet the same-store criteria if they are included in substantially all of, but not a full, period for one or both of the comparison periods, and in the Company’s judgment such inclusion provides a more meaningful presentation of its portfolio performance. Newly acquired development properties and recently developed or redeveloped properties in the Company’s Seniors Housing Operating Portfolio (“SHOP”) will be included in same-store once they are stabilized for the full period in both periods presented. These properties are considered stabilized upon the earlier of (a) the achievement of 80% sustained occupancy or (b) 24 months from the date of acquisition or substantial completion of work. Recently developed or redeveloped properties in the Office and Triple-Net Leased Portfolios will be included in same-store once substantial completion of work has occurred for the full period in both periods presented. SHOP and Triple-Net Leased properties that have undergone operator or business model transitions will be included in same-store once operating under consistent operating structures for the full period in both periods presented.

Properties are excluded from same-store if they are: (i) sold, classified as held for sale or properties whose operations were classified as discontinued operations in accordance with GAAP; (ii) impacted by materially disruptive events such as flood or fire; (iii) for SHOP, those properties that are currently undergoing a materially disruptive redevelopment; (iv) for the Office and Triple-Net Leased Portfolios, those properties for which management has an intention to institute, or has instituted, a redevelopment plan because the properties may require major property-level expenditures to maximize value, increase net operating income, or maintain a market-competitive position and/or achieve property stabilization, most commonly as the result of an expected or actual material change in occupancy or NOI; or (v) for the SHOP and Triple-Net Leased Portfolios, those properties that are scheduled to undergo operator or business model transitions, or have transitioned operators or business models after the start of the prior comparison period.

To eliminate the impact of exchange rate movements, all portfolio performance-based disclosures assume constant exchange rates across comparable periods, using the following methodology: the current period’s results are shown in actual reported USD, while prior comparison period’s results are adjusted and converted to USD based on the average exchange rate for the current period.

Contacts

Sarah Whitford
(877) 4-VENTAS